APPENDIX A - CODE OF ETHICS AND PERSONAL TRADING POLICY

Mohican Financial Management LLC
Code of Ethics and Personal Trading Policy
September, 2016

1. Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") requires all investment advisors registered with the Securities and Exchange Commission ("SEC") to adopt Codes of Ethics that set forth standards of conduct and require compliance with federal securities laws. This Code of Ethics ("Code") is intended to reflect fiduciary principles that govern the conduct of Mohican Financial Management, LLC("Firm") and its supervised persons in those situations where Mohican acts as an investment advisor as defined under the Advisers Act in providing investment advice to advisory clients ("clients"). The Code contains policies, procedures and guidance regarding several key areas: standards of conduct and compliance with laws, rules and regulation, protection of material non-public information, potential conflicts of interest, and personal securities trading. It is an essential part of the Mohican Compliance Manual and the Mohican Compliance Program.

Given the Firm's role as sub-adviser to a mutual fund ("Fund"), this Code has also been designed to comply with the requirements of Rule 17j-l of the Investment Company Act of 1940 ("1940 Act") which requires each investment adviser of a mutual fund adopt a written Code of Ethics.

Note: All references to the CCO throughout this document may also mean a CCO designee.

2. Standards of Conduct

In general, those subject to this Code owe a fiduciary duty to clients, which includes ensuring that one's personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one's own personal interests ahead of clients, (ii) taking inappropriate advantage of one's position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of one's position of trust and responsibility.

In addition to the fiduciary duty owed to clients, all supervised persons must comply with applicable federal securities laws, including, but not limited to, the Advisers Act and the 1940 Act.

With regard to the Firm's service as sub-adviser to the Fund, Rule 17j-1 imposes additional duties. Under Rule 17j-1, it is unlawful for any officer or director of the Firm, in connection with the purchase or sale by such person of a security held or to be acquired by the Fund:

•To employ any device, scheme or artifice to defraud the Fund;

•To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary to prevent statements made to the Fund from being misleading;

•To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

•To engage in any manipulative practice with respect to the Fund.

3. The Code Covers These Employees

The Code covers all "supervised persons." In addition, a subset of these supervised persons, known as "access persons" must comply with specific reporting requirements.

Supervised persons include:

•Directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions)

•Employees of the Firm

•Any other person who provides advice on behalf of the Firm and is subject to the adviser's supervision and control

Access persons include any supervised person who:

•Is a director, officer, or partner of the Firm (or other person occupying a similar status or performing similar functions)

•Has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Firm or its control affiliates manage

•Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

Note: Due to the current size and structure of the Firm, all employees are deemed access persons. Refer to Exhibit A for a listing of Access Persons.

For purposes of personal securities reporting requirements, terms such as "employee," "account," "supervised person," and "access person" are defined to also include the person's immediate family (including any relative by blood or marriage) living in the employee's household, and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee's household but partners and employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

4. Definitions

"Access Person" shall mean a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Access person shall also mean any officer, director, or partner of the Firm (or other person occupying a similar status or performing similar functions) and any Advisory Person of a Fund or of a Fund's investment adviser.

"Advisory Person" of a Fund or of a Fund's investment adviser shall mean:

•Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

•Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

"Automatic Investment/Dividend Reinvestment Plan" refers to a program in which regular, periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

"Beneficial Owner" shall have the meaning set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. You have a "Beneficial Ownership" of a Reportable Security when you or a member of your "immediate family" living in the same household, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

•Investment power or discretion in respect to a Reportable Security (the power or discretion to direct the purchase or sale of a Reportable Security); or

•The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

"Client" refers to any person or entity for which the Firm manages investments or otherwise acts as investment adviser.

"Control" has the same meaning as in section 2(a)(9) of the Act.

"Directly or indirectly" refers to any transaction involving:

•Any other securities of the same issuer; and

•Any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

•"Discretionary Account" means a Reportable Account over which:

•You or a Family Member has no direct or indirect influence or control and

•A person or entity not subject to the Code has sole investment power.

•"Domestic Partner" means a person, 18 years of age or older:

•To whom you are neither married nor related;

•With whom you live in the same residence and intend to do so indefinitely; and

•With whom you have an exclusive committed relationship

"Federal Securities Laws" means Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

"Firm" means Mohican Financial Management LLC.

"Fund" means an investment company registered under the Investment Company Act.

"Immediate family" means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or domestic partner.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Supervised Persons" of a Fund or a Fund's investment adviser shall mean:

•Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

•Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

"Open-end Investment Companies" are commonly referred to as "mutual funds" and can be distinguished from closed-end funds and exchange-traded funds based on the fact that open-end investment companies, unlike closed-end funds and exchange-traded funds, stand ready to redeem their shares and typically do not trade on a stock exchange.

"Purchase or Sale of a Reportable Security" includes, among other things, the writing of an option to purchase or sell a Reportable Security.

"Reportable Account" is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed. These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in a Reportable Security.

Note: A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by the Firm.

"Reportable Fund" as defined by the Investment Advisers Act shall have the same meaning as it does in Rule 204A-1 and generally means (1) any fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds and (2) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. Note: Refer to Exhibit B for a list of Reportable funds.

"Reportable Security" means any:

•Stock

•Shares of any mutual fund advised or sub-advised by Mohican Financial Management LLC

•Shares of any closed-end fund (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange) or exchange traded fund ("ETF")

•Shares of any "Limited Offering"

•Interests in limited partnerships and limited liability companies

•Note

•Treasury stock

•Security future

•Bond, debenture or evidence of indebtedness

•Municipal bond or interest in a Section 529 plan

•Certificate of interest or participation in any profit-sharing agreement

•Collateral-trust certificate, voting-trust certificate, pre-organization certificate or subscription

•Transferable share

•Investment contract (which may include an interest in a limited partnership or a limited liability company)

•Certificate of deposit for a security versus a certificate of deposit offered by a bank

•Fractional undivided interest in oil, gas, or other mineral rights

•Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies

•Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products)

•Reportable Security does NOT include:

•Direct obligations of the U.S. Government, such as U.S. bonds or treasuries;

•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);

•Shares of registered open-end investment companies or series where Mohican does not act as an investment adviser or sub-adviser.

5. Conflicts of Interest

Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts compensated by performance fees over accounts compensated differently; accounts in which employees have made material personal investments; accounts of close friends or relatives of supervised persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades. The Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family's or their friends' accounts or by relaying such information to others for their use.

Disclosure of Personal Interest. Portfolio Managers and Traders are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for Mohican shall be the Chief CCO. If such designated person deems the disclosed interest to present a material conflict, the investment Supervised Persons may not participate in any decision-making process regarding the securities of that issuer.

Note: All employees are required to complete a Conflicts of Interest Questionnaire initially upon commencement of employment and on an annual basis thereafter. Refer to Exhibit G.

6. Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential. This also applies to all Limited Partners in the Partnership.

All information about clients (and Limited Partners) must be kept in strict confidence, including the client's identity (unless the client consents), the client's financial situation, the client's security holdings, and advice furnished to the client by the Firm.

7. Protection of Material Nonpublic Information (i.e., Insider Trading)

As more fully discussed within our Privacy Policy, employees are expected to exercise diligence and care in maintaining and protecting our clients' nonpublic, confidential information. Employees are also expected not to divulge information regarding Mohican's securities recommendations or client securities holdings to any individual outside of the Firm, except:

•As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

•As necessary to maintain or service a client or his/her account;

•As permitted by law.

Refer to Exhibit H for the Firm's Insider Trading Policy.

8. Personal Conduct

As noted above, employees are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of our employees:

Gifts and Entertainment

The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo. Gifts of nominal value or those that are customary in the industry such as meals, entertainment, etc. are considered to be appropriate.

For the purposes of this section:

•"Mohican Partner" is a Client, prospective Client or any person or entity that does, or seeks to do business with, or on behalf of, Mohican.

•"Gift" is any item, service or accommodation of value. Promotional items of nominal value that are widely distributed and display a gift giver's logo, such as golf balls, shirts, towels, pens, etc. do not fall within the definition of "gift."

•"Business entertainment" is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which a Mohican employee is in attendance as the host and a Mohican Business Partner is in attendance as the guest - or vice versa.

Employees may not accept gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to any person or firm. For purposes of establishing a guideline, the Firm has elected to use $250 per item/situation as a materiality threshold for anything other than customary meals and entertainment.

State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees. Additionally, the US Department of Labor limits gifts, entertainment or payments to ERISA plans, or certain officials associated with such plans. Employees should consult with the CCO or his designee before giving gifts, entertainment or other payments to these persons or entities.

All employees are required to report gifts and entertainment received and given in accordance with the procedures outlined in the Compliance Manual and should consult with the CCO as appropriate.

Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first consult with the CCO so that a determination can be made with respect to any potential conflict of interest that may arise and whether or not additional procedures or disclosure may be required. All requests should be documented on the Outside Business Activity Form (Exhibit F).

Outside Employment

Before accepting outside employment, which includes any business activity for which the employee receives compensation ('Outside Employment"), all employees must obtain prior approval from the CCO (refer to Exhibit F). In evaluating requests for Outside Employment, the CCO will consider the following, among other factors:

•Whether the Outside Employment creates an actual or potential conflict of interest;

•Whether the purpose and duties of the Outside Employment is consistent with the Firm's;

•Whether there is a risk that the Firm will be seen as associated with the Outside Employment; and

•Whether the employee will be involved in the financial decisions of the outside employer, and any resulting risks to the Firm.

As indicated above, employees need to discuss these situations with the CCO so that a determination can be made with respect to any potential conflict of interest that may arise and whether or not additional procedures or disclosure may be required. Note: This also applies to any employees who accepts a position without compensation (those who work on a volunteer basis) given that the potential for a conflict may still exist, depending upon the nature of the situation.

Outside Business Interests

Any employee wishing to engage in business activities outside of Mohican's business must first seek written approval from the CCO or his designee via the Outside Business Activity Form (Refer to Exhibit F) and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

Political Contributions

In order to comply with Rule 206-4(5) of the Adviser's Act, the Pay to Play Rule, employees are prohibited from making contributions to elected officials who may have influence in awarding engagements for which Mohican or any affiliate is or may be proposing. Specifically, employees should not engage in the following:

•Political contributions to elected officials (candidates or incumbents) of any state or local government (includes government agencies, public pension funds and other collective government funds)

•Participation in fundraising efforts on behalf of any such state or local official

•Payments to political parties of state or local government or PACs supporting such officials

If such a contribution were made, the Firm would be prohibited from providing investment services to (or accepting fees from) the government entity for 2 years after the contribution (i.e., after contributing to a state governor, the Firm may not be eligible to provide services to that state's pension plan).

9. Personal Trading (Please Refer to Section 4 Definitions)

General Policy

All employees may maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with Mohican fiduciary duty to its clients and all applicable regulatory requirements. In addition, each account must be managed in accordance with the personal trading and reporting guidelines as outlined below. Exempted from these requirements are Managed Accounts solely controlled by a third party investment adviser.

Trading—Not Permissible

To avoid a potential conflict with client accounts, employees are restricted from trading in the name of an issuer which offers a debt security or preferred stock which is convertible into the common shares of the issuer. Prior to placing any trades in their personal accounts, employees are required to confirm that the name is not a restricted security. While the firm does not maintain a formal restricted list, employees are able to determine if an issue has outstanding debt securities or preferred stock which are convertible to the issuer's common stock by consulting with the firm's Operations Manager. There may be instances in which an employee already owns a name that is a restricted security. Employees that wish to sell out of these positions in their personal accounts must first seek pre-approval in accordance with the pre-clearance procedures outlined below.

Pre-clearance of Certain Transactions

In accordance with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940, Access Persons must obtain prior approval for any investment in an initial public offering (IPO) or private placement. IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

An employee wishing to transact in a security that requires pre-approval as outlined above must obtain such pre-approval from the CCO by providing all necessary transaction details. Generally, such approval applies for 2 business days unless otherwise communicated to the employee.
10. Reporting Requirements

These reporting requirements apply to Non-Discretionary (Reportable) Accounts. All reporting requirements can be fulfilled via email correspondence as long as the required information is provided.

Initial Accounts Reports

All employees must provide the CCO with an Initial/Annual Accounts Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts that hold reportable securities and also the holdings of reportable securities outside of a brokerage relationship (e.g. stock certificates in a safe deposit box, securities at transfer agent accounts, limited partnerships). The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person. See Exhibit C for the Initial/Annual Accounts Report form.

Note: Employees may list the account on the Initial Holdings Report and may attach the most recent broker statement in lieu of writing down all reportable securities. Any new reportable brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO.

NOTE: Any new reportable brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO. For accounts established for the direct or indirect benefit of the Access Person, reporting must include the name of the broker or bank with which the Access Person established the account and the date the account was established.

Annual Accounts Report

All employees must provide the CCO with an Initial/Annual Accounts Report within 45 days following the end of the Firm's fiscal year. The report must include a list of all accounts that hold reportable securities and also the holdings of reportable securities outside of a brokerage relationship (e.g. stock certificates in a safe deposit box, securities at transfer agents, limited partnerships) as of the end of the fiscal year. See Exhibit C for the Initial/Annual Accounts Report form.

Upon request by the CCO at any time, employees will promptly furnish broker statements for any account listed in Exhibit C.

Quarterly Reporting

All employees must provide the CCO a Quarterly Transaction Report, Exhibit D, within 30 days after the end of the quarter.

The Quarterly Transaction Report must provide the following with respect to transactions made during the reporting period:

•The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable security;

•The nature of the transaction (i.e. purchase, sale or any type of acquisition or disposition);

•The price of the transaction;

•The name of the broker, dealer, bank, transfer agent or entity that effected the transaction;

In lieu of including these Quarterly Transactions Reporting requirements (listed above), Access Persons may provide duplicate trade confirms or account statements. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable or Covered Securities during the quarter.

11. Review of Reportable Personal Security Transactions

The CCO will review personal security transaction activity to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by the employee. Reports are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act. Personal account activities of the CCO will be reviewed by the CEO.

12. Failure to Comply with the Provisions of the Code - Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the Firm. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances.

Violations of the Code may result in disciplinary action. The disciplinary action may be whatever management deems appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

13. Administration and Enforcement of the Code

Administration of the Code

The CCO will administer the Code with reasonable diligence and institute procedures reasonably necessary to review reports submitted by employees and to prevent Code violations. Among other things, the CCO or a designee will review reports against preclearance requests, transaction confirmations and/or account statements, and look for any violations of the Code or indications of insider trading.

Recordkeeping Policy

Records must be maintained for a minimum of two years in the Firm's main office and three additional years in an easily accessible place, for a total of five years. The following records shall be maintained for the required document retention period:

•A copy of each Code that has been in effect at any time during the last five years.

•A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)

•Holdings and transaction reports made pursuant to the Code, including any brokerage account statements.

•A list of the names of persons who currently, or within the past five years, were access persons.

•A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•A record of any decisions and supporting reasons that grant access persons a waiver from or exception to the Code maintained for five years.

•Copies of all reports regarding the annual review of the Code and a listing of any material violations maintained for five years.

•A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

Training and Education

The CCO is the individual responsible for training and educating supervised persons regarding the Code. Training will occur periodically and all employees are required to attend any training and/or read all applicable materials.

Annual Review

On an annual basis, the CCO will review the provisions of this Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons. Results of the review will be documented as part of the Annual Review of the Firm's Compliance Program. Upon request, Mohican shall prepare a written report relating to this Code for the Absolute Opportunities Fund's Board. Such annual report shall:

•Certify that procedures have been adopted to reasonably prevent Access Persons from violating this Code.

•Describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

•Identify any recommended changes in the existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

New Employee Acknowledgement

New employees must acknowledge they have read and understand and agree to comply with this Code of Ethics and Personal Trading Policy. Refer to Exhibit D.

Annual Employee and Amendment Acknowledgements

All employees are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm's annual policy acknowledgement process. Material amendments will be acknowledged upon request by the CCO. Exhibit E will be used for both annual and amendment acknowledgements.

Form ADV Disclosure

A description of our Code will be provided in the Firm's Form ADV, Part 2. If requested, a copy of the complete Code will be provided to any current or prospective client or Limited Partner that makes a request. The Firm's Form ADV Part 2 will be updated if necessary to reflect amendments to the Code.

For further information regarding the Code of Ethics and Personal Trading Policy please contact the CCO.

Charles Hage (CCO)
203-423-8029
chage@mohicanfinancial.com